Exhibit 10.06 OPTION PLAN #2

ACTION BY THE UNANIMOUS WRITTEN CONSENT OF

THE BOARD OF DIRECTORS OF

ASPEN EXPLORATION CORPORATION

     Pursuant to the provisions of Delaware corporate law that provide that any action which may be taken at a meeting of the directors of the corporation may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all the directors entitled to vote with respect to the subject matter thereof, the undersigned, being all of the directors of Aspen Exploration Corporation (hereinafter the "Company") waive any and all notice that may be required to be given with respect to a meeting of directors of the Corporation and take, ratify, confirm and approve the following action by unanimous written consent:

     The following actions by Unanimous Written Consent are adopted by the Board of Directors of Aspen Exploration Corporation ("the Company"), effective as of March 14, 2002:

     The following resolutions formalize the decisions made by the Board of Directors of Aspen Exploration Corporation (the "Company") to grant options to certain officers, directors, employees and consultants during telephonic conversations on March 14, 2002, and should be incorporated into the minutes of that meeting.

     WHEREAS, the directors, officers, employees and consultants have been working for the Company for a significant period of time, and the Company would like to encourage their continued performance with option grants as described herein:

Option Grant

RESOLVED, that non-qualified stock options expiring as set forth below, to purchase shares of the Company's restricted common stock be and hereby are granted to the following persons, on the following terms, pursuant to the Stock Option Agreement in the form attached hereto, subject to his execution be required to execute and return to the Company such option agreement (which form be and hereby is authorized and approved):

                  R. V. Bailey, options to acquire 150,000 shares
                  Robert A. Cohan, options to acquire 250,000 shares
                  Robert F. Sheldon, options to acquire 150,000 shares
                  Ray K. Davis, options to acquire 75,000 shares
                  Judith L. Shelton, options to acquire 51,000 shares

and further

RESOLVED, that each of the options issuable to Ms. Shelton and Messrs. Bailey, Sheldon and Davis shall vest and each of the options shall be exercisable at exercise prices as follows

•	1/3 of such options on August 15, 2003 and are exercisable at $0.57 per share;
•	1/3 of such options on August 15, 2004 and are exercisable at $0.57 per share; and
•	1/3 of such options on August 15, 2005 and are exercisable at $0.57 per share and all of such options expire, unless exercised, at 5:00 pm Mountain time on August 15,2006.

RESOLVED, that each of the options issuable to Mr. Cohan shall vest and each of the options shall be exercisable at exercise prices as follows:

•	1/5 of such options on August 15, 2003 and are exercisable at $0.57 per share;
•	1/5 of such options on August 15, 2004 and are exercisable at $0.57 per share;
•	1/5 of such options on August 15, 2005 and are exercisable at $0.57 per share;
•	1/5 of such options on August 15, 2006 and are exercisable at $0.57 per share; and
•	1/5 of such options on August 15, 2007 and are exercisable at $0.57 per share and all of such options expire, unless exercised, at 5:00 pm Mountain time on August 15, 200 face="TimesNewRomanPSMT,Times New Roman,Times,serif" color=#ff0 0ff>8.

RESOLVED, there be and hereby are reserved for issuance pursuant to the options being granted hereby 676,000 shares of the Company's common stock to allow for the issuance of the stock underlying the options upon the exercise thereof; and further

RESOLVED, that upon exercise of the options and receipt of consideration in accordance with the option agreement, the shares issuable pursuant thereto, will be legally and validly issued, fully paid, and non-assessable; and further

Miscellaneous Resolutions

RESOLVED, that the exercise price of the options granted was determined based on the average bid price of the Company’s common stock for the ten trading days preceding the date of this consent, and as a result the Board of Directors has determined that there is no compensation element to the grant; and further

RESOLVED, that each of the recipients of options shall be responsible for their own obligations pursuant to the Internal Revenue Code of 1986, as amended (the "Code") and appropriate state taxation laws, and that the appropriate officers of the Company be and hereby are authorized and directed to issue to such persons appropriate reports reporting the grants to the Internal Revenue Service and appropriate state authorities; and further

RESOLVED, that each of the recipients shall be responsible for their personal reporting requirements under the Securities Exchange Act of 1934, as amended including (without limitation) Section 16(a) thereof; and further

RESOLVED, that the proper officers of the Company hereby are authorized to make all required regulatory filings with the Securities and Exchange Commission (the "SEC"), if any, related to the issuance of the stock options referenced in the foregoing resolutions;

RESOLVED, that the proper officers of the Company are hereby authorized and directed to take all such further action and to execute and deliver all such instruments and documents in the name and on behalf of the Company, and under its corporate seal or otherwise, as in their judgment shall be necessary, proper or advisable in order to fully carry out the intent and to accomplish the purposes of the foregoing resolutions;

RESOLVED, that if or when any of the parties, whether they be directors, employees or consultants, ceases to be affiliated with, or ceases to be employed by the Company, the unexercised options attributed to that person shall expire within three (3) months of such event and shall not thereafter be exercisable. Any unexercised options shall also expire upon the death of any of the parties.

The foregoing resolutions were approved by the undersigned at the meeting held as stated above.

March 14, 2002	/s/ R. V. Bailey
R.V. Bailey, Chairman

March 14, 2002	/s/ Robert A. Cohan
Robert A. Cohan, Director

March 14, 2002	/s/ Robert F. Sheldon
Robert F. Sheldon, Director